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Exhibit 10.13

JASPrint Solutions

Reseller Agreement & Account Application

        This Agreement is made and entered into by and between Network Printing Solutions Ltd. Whose principal office and place of business is, IBEX House, 162-164 Arthur Road, Wimbledon Park, London SW18 8AQ, England and herein after referred to as NPS and

Company Name:	Toshiba Information Systems (U.K.) LTD.
Address:	Toshiba Court Weybridge Business Park, Addlestone Road,
City:	Weybridge
Postal Code:	Surrey KT15 2UL
Country:	England
Telephone:	01932-841600

        Hereinafter referred to as "Buyer". NPS and Buyer agree that the terms and conditions of this Agreement shall govern the sale of certain NPS Products in this case JASPrint Solutions to the Buyer.

1.    AGREEMENT TERMS

The "Effective Date" of this Agreement is

1st April 2000

The duration date of this Agreement is to:

1st April 2001

        The Term of this Agreement is the period of time between the Effective Date and Expiration Date, inclusive. At the end of the initial twelve month term, the Agreement shall continue in full force and effect, upon the same terms and conditions provided herein, until one or the other party provides a written 30-day notice of cancellation.

        Either party shall have the right to terminate this Agreement prior to the Expiration Date, effective upon a 30-day written notice to the other party in the event that (a) the other party shall become insolvent or shall be adjudicated as bankrupt, or shall petition for or consent to any relief under any bankruptcy reorganization or moratorium statute, or (b) the other party shall neglect or fail to perform or observe any of its obligations under this Agreement.

        The expiration or termination of this Agreement shall not operate to terminate any Purchase Orders still outstanding after the termination of this Agreement, and the terms and conditions of this Agreement shall apply to such Purchase Orders, if any, until payment for shipments of Product against such Purchase Orders has been made.

2.    DEFINITIONS

        "Products" as used in this Agreement shall mean one (1) of any such Product. "Purchase Orders" from Buyer, to be eligible for inclusion under this Agreement, must be accepted by Network Printing Solutions Ltd during the Term of this Agreement, must reference this Agreement and must specify at least a partial shipment of Product from Network Printing Solutions Ltd to Buyer within 90 days of the Purchase Order date. Network Printing Solutions Ltd and Buyer agree that any terms and conditions accompanying a Purchase Order under this Agreement shall be subordinate to the terms and conditions of this Agreement.

        The term "On Order" shall refer to Products not yet shipped to Buyer for which a Purchase Order has been issued to Network Printing Solutions Ltd by Buyer and accepted by Network Printing Solutions Ltd.

        "Confidential Information" means proprietary information not generally known about Network Printing Solutions Ltd or Buyer, including but not limited to information relating to research, plans, manufacturing, engineering, marketing, and selling, including information furnished by other parties with whom Network Printing Solutions Ltd or Buyer has a confidential or business relationship, or any information designated by either party as confidential or proprietary.

        "Day" shall mean one (1) calendar day unless specified otherwise.

3.    PRICES

        Buyer agrees to purchase from Network Printing Solutions Ltd, and Network Printing Solutions Ltd agrees to sell to Buyer, the Products listed in Exhibit A, according to the quantity discount schedule in Exhibit A, during the Term of this Agreement, and any extended month-to-month terms, as described in Paragraph 1.

3.1    PRICE INCREASES

        Network Printing Solutions Ltd reserves the right to execute price changes of the Products by giving a thirty-day written notice to Buyer, and Buyer agrees that it will accept subsequent price changes. Such price changes, if any, shall apply to all Purchase Orders issued under this Agreement 30 days after notification of the price change by Network Printing Solutions Ltd.

3.2    TAXES

        Prices under this Agreement are exclusive of Value Added Tax "V.A.T."

4.    SHIPMENT

        Network Printing Solutions Ltd agrees, subject to circumstances beyond its control, to ship Products thirty (30) days or earlier following receipt of a Purchase Order. Buyer agrees that a price premium may apply on Products ordered by it specifying shipment within fifteen (15) days if such shipment schedule is met by Network Printing Solutions Ltd. Any such premium shall be agreed upon at time of order placement.

        Shipment of Products under this Agreement shall be from Network Printing Solutions Ltd Factory, with destination as specified by individual Purchase Orders. Shipping charges shall be paid by Buyer, with risk of loss passing to Buyer, upon delivery of the Products to carrier at Network Printing Solutions Ltd plant. The Buyer is responsible for such risk of loss or damage during shipment, and for insurance against such shipment risks.

5.    PAYMENT

        Payments from Buyer to Network Printing Solutions Ltd under this Agreement shall be due and payable within thirty (30) days from the date of a non-disputed invoice.

        In the event that a non-disputed invoice is not paid when due, Network Printing Solutions Ltd will notify Buyer of such deficiency. If such deficiency is not corrected within the fifteen (15) day period beginning with the day notice of the deficiency is received by Buyer, Buyer will not be granted the quantity discount on that invoice. Network Printing Solutions Ltd may, at its sole discretion, withhold future shipments, regardless of any acceptance or acknowledgement by Network Printing Solutions Ltd of any Purchase Order from Buyer, for failure to make prompt payment of non-disputed invoices.

5.1    ACCEPTANCE

        Buyer is responsible for the timely inspection of the Products sold to it under this Agreement, and unreasonable delays in inspection shall not constitute an excuse for delays in payment. Inspections may be made at Buyer's plant or, at Buyer's option, at Network Printing Solutions Ltd plant. Any Product not rejected within thirty (30) days following shipment shall be deemed accepted, provided Buyer received the Product 28 days or less following shipment. If inspection at Network Printing Solutions Ltd plant is chosen, such must be noted on the applicable Purchase Order, and Buyer agrees to provide inspection personnel at Network Printing Solutions Ltd plant, at Buyer's expense, upon ten (10) days notice to Network Printing Solutions Ltd.

5.2    DEFECTIVE PRODUCT

        If, during inspection, a Product is found to be defective by Buyer and factory repair or replacement of the Product is required, Buyer agrees to notify Network Printing Solutions Ltd and obtain authorization for return of the Product to Network Printing Solutions Ltd according to the procedure set forth in the attached Exhibit C, Network Printing Solutions Ltd Factory Maintenance Procedure.

6.    WARRANTY

        Network Printing Solutions Ltd warrants, to Buyer, that any new Product sold by Network Printing Solutions Ltd shall be free of defects in material and workmanship, and shall conform to applicable specifications contained in the applicable Product's documentation.

        THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, AND OF ANY OTHER TYPE, WHETHER EXPRESS OR IMPLIED.

6.1    CONSEQUENTIAL DAMAGES

        Network Printing Solutions Ltd shall not be liable for consequential damages to Buyer, or any subsequent purchaser, user, or any other persons resulting from the possession or use of a Network Printing Solutions Ltd product, and Buyer shall not be liable to Network Printing Solutions Ltd for any such consequential damages.

7.0    NETWORK PRINTING SOLUTIONS LTD EMERGENCY FACTORY SUPPORT

        Telephone and FAX technical support, both during regular business hours 8 AM - 5 PM, Monday -Friday, except company holidays), and at other hours by a pager system. Refer to exhibit "A" for pricing.

8.0    PRODUCT CHANGES

        Network Printing Solutions Ltd reserves the right, without prior approval from or notice to Buyer, to make changes to Products (a) which do not affect form, fit, functional interchangeability, or performance at a higher level of assembly, or (b) when required to do so for purposes of safety or government regulations. Change documentation will be provided to Buyer at least 30 days in advance of implementation into production deliveries by Network Printing Solutions Ltd.

9.0    EXPORTS

        Buyer understands and agrees that export of Network Printing Solutions Ltd Products is subject to certain restrictions promulgated by laws and regulations of the United Kingdom. Buyer agrees that it will abide by such laws and regulations and will provide Network Printing Solutions Ltd with such information as it may require from time to time in order to insure compliance with such laws and regulations.

10.0    NON-DISCLOSURE

        Network Printing Solutions Ltd and Buyer acknowledge that Confidential Information may be furnished by one party to the other party from time to time in the performance of this Agreement.

        Network Printing Solutions Ltd and Buyer agree that they will not disclose such Confidential Information to other persons or organizations without prior permission in writing, unless required by law or made publicly known by a third party not subject to this Agreement. Under no circumstances shall either Network Printing Solutions Ltd or Buyer be required to utilize or disclose Confidential Information owned by a third party in the performance of this Agreement. Furthermore, Network Printing Solutions Ltd and Buyer agree that the Confidential Information will be used only for its intended purposes. These provisions shall survive termination of this Agreement.

        In the event Buyer is to resell or lease Products to third parties, permission is granted by Network Printing Solutions Ltd to reproduce or incorporate documentation normally provided by Network Printing Solutions Ltd to its customers, as may be required for the installation, operation, and service of the Products.

        The normal documentation provided by Network Printing Solutions Ltd is as follows:

          1.     Product Data Pack

          2.     Demonstration CD

11.0    INDEMNIFICATION

        Network Printing Solutions Ltd shall indemnify Buyer against claims of any third party for infringement of any Trademark, Patent, Copyright, or other Intellectual property right by the Product(s). Should a suit or any such proceeding be brought against Buyer based on a claimed infringement, and Buyer gives prompt notice in writing to Network Printing Solutions Ltd, then Network Printing Solutions Ltd shall defend (at Network Printing Solutions Ltd expense) and hold Buyer harmless from any such suit.

        Remedy: In case of a final court awarded injunction enjoining Buyer's or Buyer's customer's use of the Products, Network Printing Solutions Ltd shall either (a) replace the Products with non-infringing equivalent products; (b) obtain a license for continued use of the Products by Buyer and Buyer's customers; (c) modify the Products so as to render them non-infringing; or (d) accept return of infringing Products and refund the purchase price.

        The preceding shall not apply to any Product or part of a product manufactured to Buyer's design or to the use of any Product furnished hereunder in conjunction with any other product in a combination furnished by one party to the other party as part of this Agreement. With respect to any such Product, part, or use in combination with other products, Network Printing Solutions Ltd assumes no liability whatsoever for patent or copyright infringement and Buyer agrees to hold Network Printing Solutions Ltd harmless against any infringement claims arising therefrom.

        The foregoing states the entire liability of Network Printing Solutions Ltd for patent or copyright infringement by said Products or any part thereof.

12.    NOTICE AND AMENDMENTS

        All notices and amendments to this Agreement shall be in writing and shall be addressed to the parties as follows:

If to Network Printing Solutions Ltd:	If to Buyer:
Network Printing Solutions Ltd	Toshiba Information Systems (U.K.) LTD
IBEX House,	Toshiba Court, Weybridge Business Park
162-164 Arthur Road	Addlestone Road,
Wimbledon Park	Weybridge, Surrey KT15 2UL
London SW19 8AQm England	Telephone: 01932-841600
Telephone: 0181-879 7745

Attn: Peter O'Farrelly	Attn: Tony Lock
Contract Administrator	Contract Administrator

13.    GENERAL PROVISIONS

        This Agreement supersedes and cancels all previous agreements between the parties hereto and represents the sole and complete understanding and contract between them.

Network Printing Solutions Ltd	Toshiba Information Systems (U.K.) Ltd.
Signed:	Signed:
By	By

Printed	Printed
Name	Name

Title	Title

Date	Date

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  Exhibit 10.13